Exhibit 99 (b)(1)

Execution Version

Financing Commitment Letter

September 18, 2013

Camelot Employee Scheme Inc.

Ladies and Gentlemen:

1.                                      China Development Industrial Bank (“we” or “CDIB”) is pleased to advise you that we hereby agree to provide you with a loan facility in an amount of US$70 million for the purpose of (a) the acquisition of all of the shares of Camelot Information Systems Inc. (“CIS”) not owned by you immediately prior to the closing and relevant costs and expenses (the “Transaction”) and (b) general working capital (collectively, the “Financing Facility”) substantially on the terms and conditions set forth in the term sheet (the “Term Sheet”) attached hereto as Exhibit A; provided, that no proceed of the Financing Facility may be utilized as general working capital by you until and unless the Transaction has been fully and duly funded by the closing of the Transaction.  Our agreement to provide the Financing Facility shall be subject in all respects to your satisfaction of the terms and conditions contained in this financing commitment letter (the “Letter”) and in the Term Sheet.

2.                                      Our agreement to provide the Financing Facility shall be further conditional upon, as one of the conditions precedent, your completion of the pledge over certificates of USD deposit with CDIB, in an amount of approximately US$10 million, and provision of irrevocable and unconditional standby letter of credit, in an amount of approximately US$60 million and in form and substance satisfactory to CDIB, issued by either Industrial and Commercial Bank of China Limited or China Minsheng Banking Corp., Ltd. to CDIB as the beneficiary, backed by the accounts receivable of CIS, in an amount acceptable to said bank as the sole condition precedent for it to issue such standby letter of credit.  The pledged amount and the guaranteed amount in aggregation shall not during the lifetime of the Financing Facility be less than the outstanding amount of the Financing Facility.

3.                                      Subject to the foregoing, we agree to extend the Financing Facility to you immediately prior to the closing of the Transaction as your sole lender, i.e., not on a syndicated or club loan basis.  We however reserve the right to either syndicate or assign the Financing Facility after the one month anniversary of the closing date of the Transaction or at such earlier time in the case of default by any of the obligors under the Finance Documents (to be defined below).

4.                                      You acknowledge that this Letter and the Term Sheet do not include all of the provisions (other than set forth in the section of the Term Sheet titled “Conditions Precedent”) which would be contained in the definitive legal documentation for the Financing Facility (“Finance Documents”). The documentation for the Financing Facility will include, in addition to the provisions that are summarized in this Letter and the Term Sheet, provisions (other than the section of “Conditions Precedent” set forth in the Term Sheet) that are customary or typical for this type of financing transaction so long as such additional provisions are not inconsistent with the provisions set forth in this Letter and the Term Sheet. Such Finance Documents shall be in form and substance reasonably satisfactory to you and CDIB, and shall be executed in connection with the execution of definitive legal documentation for the Transaction. The Finance Documents shall supersede this Letter and the Term Sheet.

5.                                      Our agreement to provide the Financing Facility is subject to the satisfaction of the Conditions Precedent set forth in the Term Sheet (it being understood that the Conditions Precedent set forth in the Term Sheet are the only conditions to availability of the Financing Facility).

6.                                      This Letter is delivered to you upon the condition that, prior to your acceptance of this offer, neither the existence of this Letter or the Term Sheet, nor any of their contents, shall be disclosed by you or any of your affiliates, except as may be compelled to be disclosed in a judicial or administrative proceeding or as otherwise required by law or, on a confidential and “need to know” basis, solely to the directors, officers, employees, advisors and agents of you. In addition, you agree that you will (i) consult with us prior to the making of any filing or public announcement in which reference is made to us, and (ii) obtain our prior approval before releasing any filing or public announcement in which reference is made to us, except for, in the case of this clause (ii), any filing or public announcement that is required to be filed or made by law, securities regulation or any stock exchange rule.

7.                                      You agree (a) to indemnify and hold harmless each of the undersigned, their respective affiliates and controlling persons and their respective directors, officers, employees, partners, agents, advisors and other representatives (each, an “indemnified person”) from and against any and all actions, suits, losses, claims, damages and liabilities (“Losses”) to which any such indemnified person may become subject arising out of or in connection with this Letter, the proposed use of the proceeds thereof and the contemplated Transaction (including, without limitation, the execution and delivery of this Letter and the Term Sheet) or any claim, litigation, investigation or proceeding relating to any of the foregoing (a “Proceeding”), regardless of whether any indemnified person is a party thereto or whether such Proceeding is brought by you, any of your affiliates or any third party, and to reimburse each indemnified person within 30 days following your receipt from us of written demand therefor (together with reasonable backup documentation supporting such reimbursement request) for any reasonable and documented legal or other out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing; provided, that this indemnity will not, as to any indemnified person, apply to Losses or related expenses (i) to the extent they arise from the willful misconduct, bad faith or gross negligence of, or material breach of this Letter, by, such indemnified person, in each case as determined by a final non-appealable judgment of a court of competent jurisdiction or pursuant to any agreement governing any settlement referred to below,  (ii) resulting from any settlement entered into by such indemnified person without your written consent (such consent not to be unreasonably withheld or delayed), or (iii) arising from any disputes solely among indemnified persons and not arising out of any act or omission of Camelot Employee Scheme Inc. or any of its affiliates and controlling persons.

8.                                      The offer made by CDIB in this Letter shall expire, unless otherwise agreed by us in writing, on the earlier of (i) 9 months from the date hereof or (ii) the execution of the Finance Documents.

9.                                      This Letter, including the Term Sheet attached hereto, (i) supersedes all prior discussions, agreements, commitments, arrangements, negotiations or understandings, whether oral or written, of the parties with respect thereto, (ii) shall be governed by the law of Republic of China, without giving effect to the conflict of laws provisions thereof that would require the application of the laws of another jurisdiction, (iii) shall be binding upon the parties and their respective successors and assigns, (iv) may not be relied upon or enforced by any other person or entity, and (v) may be signed in multiple counterparts and delivered by facsimile or other electronic transmission, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. If this Letter becomes the subject of a dispute, each of the parties hereto hereby waives trial by jury. To the fullest extent permitted by applicable law, any dispute, controversy or claim arising out of or relating to this Letter or the Term Sheet, including the interpretation, breach, termination, validity or invalidity thereof, shall be referred to arbitration in Taipei, Taiwan under the auspices of the Chinese Arbitration Association, Taipei.

10.                               This Letter may be amended, modified or waived only in a writing signed by each of the parties hereto. Should the terms and conditions of the offer contained herein meet with your approval, please indicate your acceptance by signing and returning a copy of this Letter to us.

Very truly yours,

China Development Industrial Bank

		By:	/s/ Jean Wu
		Name:	Jean Wu
		Title:	Executive Vice President
		Address:	No. 125 Section 5, Nanjing East Road, Taipei 10504, Taiwan, ROC

ACKNOWLEDGED AND AGREED BY:

Camelot Employee Scheme Inc.

By:	/s/ Simon Ma
Name: Simon Ma
Title: Director

[Signature Page to Debt Commitment Letter]